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EXHIBIT 3.01(d)

                           CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF INCORPORATION
                                       OF
                           SAFETEK INTERNATIONAL, INC.

     The undersigned, for the purposes of amending the Certificate of Incorporation of Safetek International, Inc. (the "CORPORATION"), does hereby certify as follows:

     1.   The name of the Corporation is "Safetek International, Inc."

     2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on April 19, 1988.

     3. Article 4 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV
                                 SHARES OF STOCK

     1. The total number of shares of which the CORPORATION shall have authority to issue is five hundred (500,000,000) million shares of Common Stock and one million (1,000,000) shares of Preferred Stock. The par value of each such share of Common Stock is ($0.0001). The par value of each such share of Preferred Stock is ($0.0001)."

     4. This Amendment to Certificate of Incorporation has been duly adopted by the unanimous written consent of the Board of Directors and the majority written consent of the common stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned, Samuel Shneibalg, President of the Corporation, has signed this Amendment to Certificate of Incorporation this 8th day of June, 2001.

                             /s/ Samuel Schneibalg
                             -------------------------------
                             Samuel Schneibalg, President